UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2013

ENERGIZER RESOURCES INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation)	000-51151 (Commission File Number)	20-0803515 (IRS Employer Identification No.)

520 – 141 Adelaide St. W., Toronto, Ontario, Canada (Address of Principal Executive Offices )	M5H 3L5 (Zip Code)

Registrant’s telephone number, including area code:   (416) 364-4911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", “us", “our", the “Company" refer to Energizer Resources Inc., a Minnesota corporation.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2013, Mr. Robin Borley was appointed as a member of the Company’s Board of Directors. Mr. Borley’s biography is below.

Robin Borley

Mr. Borley, a South African national, is a graduate mining professional and a certified mine manager with more than 25 years of international mining experience building and operating mining ventures. Mr. Borley was a director of DRA Mining, a multi-disciplinary Engineering Design company, from 2011 to 2013. From 2007 through 2011, Mr. Borley was Chief Operating Officer of Island Minerals Ltd., a Madagascan coal mine and development company. From 2006 through 2007, Mr. Borley was a business analyst for Cyest, completing several optimization projects on behalf of clients in the platinum industry. In addition, and prior to 2006, Mr. Borley completed several mine evaluations including operational and financial evaluations of new and existing operations across a diverse range of resource sectors. He has experience in the management of underground and surface mining operations in both contractor and owner miner environments.

Mr. Borley’s educational background includes Hazard Identification and Risk Assessment for NOSA and Chamber of Mines, Sasol Leadership Development Program at Stellenbosch University, Environmental Law Environmental Management Systems at Potchestroom University and Financial Valuation of Mining Projects Earth Moving Equipment, Technology and Management Groundwater Studies at University of Witwatersrand

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2014	Energizer Resources Inc.

	By:	/s/ Peter D. Liabotis
Peter D. Liabotis
Chief Financial Officer